Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Creative Realities, Inc. on Form S-3 to be filed on or about April 2, 2021 of our report dated March 12, 2020, on our audit of the consolidated financial statements as of December 31, 2019 and for the year then ended, which report was included in the Annual Report on Form 10-K filed March 9, 2021. Our report includes an explanatory paragraph that refers to a change in the method of accounting for leases. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

April 2, 2021